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Exhibit 10.19

XCEL ENERGY SENIOR EXECUTIVE SEVERANCE POLICY

Introduction

    Northern States Power Company, a Minnesota corporation ("NSP") and New Century Energies, Inc., a Delaware corporation ("NCE") entered into an Agreement and Plan of Merger dated as of March 24, 1999 (the "Merger Agreement"), whereby the NSP and NCE organizations agreed to engage in a merger-of-equals transaction (the "Combination"). In recognition of the pendency of the Combination, and the inevitable adjustments that occur during the transition period following the Combination, NSP and NCE each adopted a senior executive severance policy.

    NCE and NSP have combined to form Xcel Energy Inc. (Xcel), and the Board of Directors of Xcel wishes to combine the NSP and NCE senior executive severance policies into a single Xcel Energy Senior Executive Severance Policy (the Plan). The purpose of the Plan is to combine and preserve the rights of all participants under the NSP and NCE policies, standardize the multiple for Xcel corporate officers, and add as participants those Xcel corporate officers who were not included in either the NSP or NCE policies.

    Therefore, in order to fulfill the above purposes, the following plan has been developed and is hereby adopted.

ARTICLE I
ESTABLISHMENT OF PLAN

    As of the Effective Time, the Corporation hereby establishes a separation compensation plan known as the Xcel Energy Senior Executive Severance Policy, as set forth in this document which shall replace and supercede the NSP and NCE Senior Executive Severance Policies.

ARTICLE II
DEFINITIONS

    As used herein the following words and phrases shall have the following respective meanings unless the context clearly indicates otherwise. (In addition, certain terms used in Section 4.5 of this Plan are defined in Section 4.5(c).)

      (a)  Annual Incentive Award.  The highest amount a Participant received as an annual cash incentive award in any of the three calendar years prior to a termination of employment entitling the Participant to a Separation Benefit.

      (b)  Annual Salary.  The Participant's regular annual base salary immediately prior to his or her termination of employment, including compensation converted to other benefits under a flexible pay arrangement maintained by the Corporation or deferred pursuant to a written plan or agreement with the Corporation, but excluding overtime pay, allowances, premium pay, compensation paid or payable under any Corporation long-term or short-term incentive plan or any similar payment.

      (c)  Board.  The Board of Directors of Xcel.

      (d)  Code.  The Internal Revenue Code of 1986, as amended from time to time.

      (e)  Committee.  The Compensation and Nominating Committee of the Board or any successor to such committee.

      (f)  Corporation.  Xcel Energy Inc. and any successor thereto.

      (g)  Date of the Combination.  The Effective Time, as defined in the Merger Agreement.

      (h)  Date of Termination.  The date on which a Participant ceases to be an Employee.

      (i)  Effective Date.  The date of the Merger Agreement.

      (j)  Employee.  Any full-time, regular-benefit, non-bargaining employee of an Employer. The term shall exclude all individuals employed as independent contractors, temporary employees, other benefit employees, non-benefit employees, leased employees, even if it is subsequently determined that such classification is incorrect.

      (k)  Employer.  The Corporation or a Subsidiary which has adopted the Plan pursuant to Article V hereof.

      (l)  Long-Term Incentive Award.  For Stock Awards, the highest aggregate Value granted (or deemed to have been granted under the definition of Value) to a Participant in the form of Stock Awards during any of the three calendar years prior to a termination of employment entitling the Participant to a Separation Benefit. For Non-Stock Awards, the highest target opportunity for any cycle which begins during the 36-month period prior to a termination of employment entitling the Participant to a Separation Benefit.

      (m)  Multiple.  For each Participant, the number set forth opposite the Participant's name on Schedule 1 hereto.

      (n)  Non-Stock Award.  The opportunity to receive a cash payment under the "value creation plan" component of the Corporation's long-term incentive program, which long-term incentive program is incorporated into the Corporation's omnibus incentive plan.

      (o)  Participant.  An individual who is designated as such pursuant to Section 3.1.

      (p)  Plan.  The Xcel Energy Senior Executive Severance Policy.

      (q)  Release Agreement.  An agreement substantially in the form set forth in Exhibit A to this Plan, with such amendments as the Committee may determine to be necessary in order for such agreement to constitute a valid release by the Participant in question of all claims described therein.

      (r)  Separation Benefits.  The payments and benefits described in Section 4.3 that are provided to qualifying Participants under the Plan.

      (s)  Separation Period.  The period beginning on a Participant's Date of Termination and ending upon expiration of a number of years equal to the Participant's Multiple.

      (t)  Stock Award.  An award of stock options, stock appreciation rights (other than in conjunction with a stock option) or restricted stock or a performance award, in each case granted pursuant to the Corporation's Long-Term Incentive program incorporated into the Corporation's omnibus incentive plan Award Plan or any predecessor, successor or similar plan of the Corporation.

      (u)  Subsidiary.  Any corporation in which the Corporation, directly or indirectly, holds a majority of the voting power of such corporation's outstanding shares of capital stock.

      (v)  Target Annual Incentive.  The Annual Incentive Award that the Participant would have received for the year in which his or her Date of Termination occurs, if the target goals had been achieved.

      (w)  Value.  The Value of a Stock Award shall be the dollar value of such award at the time of grant, as determined by the Committee in connection with the grant of such Stock Award; it being understood that the Committee's practice, as of the date of adoption of this Plan, is to determine (i) the value of a Stock Award that is a stock option, stock appreciation right or similar right that derives its value from the appreciation of the value of equity securities using a modified version of the Black-Scholes option valuation method; provided, however, that the value of stock options shall be prorated over the period of time the grant was intended to cover and the grant will be deemed to have been made proportionately in each calendar year of such period, and

  (ii) the value of other Stock Awards based upon the fair market value of the underlying equity securities.

ARTICLE III
ELIGIBILITY

    3.1  Participation.  Each of the individuals named on Schedule 1 hereto shall be a Participant in the Plan. Schedule 1 may be amended by the Board from time to time to add individuals as Participants.

    3.2  Duration of Participation.  A Participant shall only cease to be a Participant in the Plan as a result of an amendment or termination of the Plan complying with Article VII of the Plan, or when he or she ceases to be an Employee of any Employer, unless, at the time he or she ceases to be an Employee, such Participant is entitled to payment of a Separation Benefit as provided in the Plan or there has been an event or occurrence described in Section 4.2(a) which would enable the Participant to terminate employment and receive a Separation Benefit. A Participant entitled to payment of a Separation Benefit or any other amounts under the Plan shall remain a Participant in the Plan until the full amount of the Separation Benefit and any other amounts payable under the Plan have been paid to the Participant.

ARTICLE IV
SEPARATION BENEFITS

    4.1  Right to Separation Benefit.  A Participant shall be entitled to receive Separation Benefits in accordance with Section 4.3 if the Participant ceases to be an Employee for any reason specified in Section 4.2(a).

    4.2  Termination of Employment.

      (a)  Terminations Which Give Rise to Separation Benefits Under This Plan.  Except as set forth in subsection (b) below, a Participant shall be entitled to Separation Benefits if, at any time before the third anniversary of the Date of the Combination:

         (i) the Participant ceases to be an Employee by action of the Employer or any of its affiliates (excluding any transfer to another Employer);

        (ii) the Participant's Annual Salary is reduced below the higher of (x) the amount in effect on the Effective Date and (y) the highest amount in effect at any time thereafter, and the Participant ceases to be an Employee by his or her own action within 130 days after the occurrence of such reduction;

        (iii) the Participant's duties and responsibilities are materially and adversely diminished in comparison to the duties and responsibilities enjoyed by the Participant on the Effective Date, and the Participant ceases to be an Employee by his or her own action within 130 days after the occurrence after such reduction;

        (iv) the program of incentive compensation and retirement and welfare benefits offered to the Participant (determined in the aggregate) is materially and adversely diminished in comparison to the program of benefits enjoyed by the Participant on the Effective Date, and the Participant ceases to be an Employee by his or her own action within 130 days after the occurrence after such reduction; or

        (v) an Employer or any affiliate of an Employer sells or otherwise distributes or disposes of the subsidiary, branch or other business unit in which the Participant was employed before such sale, distribution or disposition and the requirements of subsection (b)(iv) of this Section 4.2 are not met, and the Participant ceases to be an Employee upon or within 130 days after such sale, distribution or disposition.

    With respect to a termination by the Participant pursuant to clause (ii), (iii), (iv), or (v) of this Section 4.2(a), such termination shall be effective if and only if the Participant has given written notice to his or her Employer of his or her intent to terminate for such reason (stating the event(s) relied upon for such termination and the provisions of this Section 4.2(a) relied upon) within 90 days of the date on which the event(s) first occurred, and the Employer or an affiliate of the Employer, as the case may be, has failed to remedy such event within the 30 day period following receipt of such notice.

      (b)  Terminations Which Do Not Give Rise to Separation Benefits Under This Plan.  If a Participant's employment is terminated for Cause, death, disability, retirement, or a qualified sale of business (as those terms are defined below), or voluntarily by the Participant in the absence of an event described in subsection (a)(ii), (iii) or (iv) of this Section 4.2, the Participant shall not be entitled to Separation Benefits under the Plan.

         (i) A termination for disability shall have occurred where a Participant is terminated because of an illness or injury and the Participant has become eligible to receive long-term disability benefits under, or would have become so eligible if such Participant were covered by, the Corporation's long-term disability plan, as it exists at the time of termination of employment.

        (ii) A termination by retirement shall have occurred where a Participant's termination is due to his voluntary late, normal or early retirement under a pension plan sponsored by his Employer or its affiliates, as defined in such plan.

        (iii) A termination for Cause shall have occurred where a Participant is terminated because of:

          (A) the willful and continued failure of the Participant to perform substantially the Participant's duties with the Corporation or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Participant by the Board or an elected officer of the Corporation which specifically identifies the manner in which the Board or the elected officer believes that the Participant has not substantially performed the Participant's duties, or

          (B) the willful engaging by the Participant in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Corporation.

      For purposes of this provision, no act or failure to act, on the part of the Participant, shall be considered "willful" unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant's action or omission was in the best interests of the Corporation. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board, or upon the advice of counsel for the Corporation, shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Corporation.

        (iv) A termination due to a qualified sale of business shall have occurred where an Employer or an affiliate of an Employer has sold, distributed or otherwise disposed of the subsidiary, branch or other business unit in which the Participant was employed before such sale, distribution or disposition and the Participant has been offered employment with the purchaser of such subsidiary, branch or other business unit or the corporation or other entity which is the owner thereof on substantially the same terms and conditions under which he worked for the Employer (including, without limitation, duties and responsibilities, and the aggregate of the Participant's base salary and program of benefits). Such terms and conditions shall also include, without limitation, a legally binding agreement or plan covering such Participant, providing that upon a qualifying termination of employment with the subsidiary, branch or business unit (or the corporation or other entity which is the owner thereof) or any successor thereto of the kind described in Article VI of this Plan, at any time before the third anniversary of the Date of the Combination, the Participant's employer or any successor will pay to each such former Participant an amount equal to the separation benefit and other benefits that such former Participant would have received under the Plan had he been a Participant at the time of such termination. For purposes of this subsection, the new employer plan or agreement must treat service with any Employer (irrespective of whether the Employer was an affiliate of the Corporation or the Employee was a Participant at the time of such service) and the new employer as continuous service for purposes of calculating separation benefits.

    4.3  Separation Benefits.

      (a) If a Participant's employment is terminated in circumstances entitling him to a separation benefit as provided in Section 4.2(a), and the Participant executes and does not revoke a Release Agreement, the Participant's Employer shall pay such Participant, within fifteen days of the Date of Termination, or if later, upon the date such Release Agreement becomes irrevocable, a cash lump sum as set forth in subsection (b) below and the continued benefits set forth in subsection (c) below, subject to Section 4.6 below. For purposes of determining the benefits set forth in subsection (b) and (c), if the termination of the Participant's employment is based upon a reduction of the Participant's Annual Salary or benefits as described in subsection (ii) or (iii) of Section 4.2, such reduction shall be ignored.

      (b) The cash lump sum referred to in Section 4.3(a) shall equal the aggregate of the following amounts:

         (i) the sum of (1) the Participant's Annual Salary through the Date of Termination to the extent not theretofore paid, (2) the product of (x) the Target Annual Incentive plus the Long-Term Incentive Award and (y) a fraction, the numerator of which is the number of days in such year through the Date of Termination, and the denominator of which is 365, and (3) any compensation previously deferred by the Participant (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid and in full satisfaction of the rights of the Participant thereto;

        (ii) an amount equal to the product of (1) the Participant's Multiple and (2) the sum of (x) the Participant's Annual Salary, (y) the higher of the Target Annual Incentive or the Annual Incentive Award and (z) the Long-Term Incentive Award;

        (iii) an amount equal to the difference between (a) the actuarial equivalent of the benefit under the Corporation's qualified defined benefit retirement plan (the "Retirement Plan") and any excess or supplemental retirement plans in which the Participant participates and/or other supplemental retirement benefits to which the Participant may be entitled under any contract or agreement (together, the "SERP") which the Participant would receive if his or her employment continued during the Separation Period, assuming that the Participant's compensation during the Separation Period would have been equal to his or her compensation as in effect immediately before the termination or, if higher, on the Effective Date, and (b) the actuarial equivalent of the Participant's actual benefit (paid or payable), if any, under the Retirement Plan and the SERP as of the Date of Termination. The actuarial assumptions used for purposes of determining actuarial equivalence shall be no less favorable to the Participant than the most favorable of those in effect under the Retirement Plan and the SERP on the Date of Termination and the Effective Date; and

        (iv) the sum of the additional contributions (other than pre-tax salary deferral contributions by the Participant) that would have been made or credited by the Company to the Participant's accounts under each qualified defined contribution plan and non-qualified supplemental executive savings plan, if any, that covered the Participant on the date the termination of employment occurred, determined by assuming that:

          (A) The Participant's employment had continued for the Separation Period;

          (B) The Participant's rate of compensation being recognized by each plan immediately prior to the Date of Termination had continued in effect during the Separation Period;

          (C) In the case of matching contributions, the Participant's rate of pre-tax salary deferral contributions in effect for the last plan year beginning prior to the Date of Termination had remained in effect throughout the Separation Period; and

          (D) In the case of discretionary contributions by the Company, the Company continued to make such contributions during the Separation Period at the rate that applied to the most recent plan year that ended prior to the Date of Termination.

      (c) The continued benefits referred to above shall be as follows:

         (i) During the Separation Period, the Participant and his family shall be provided with medical, dental and life insurance benefits as if the Participant's employment had not been terminated; provided, however, that if the Participant becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility; and for purposes of determining eligibility (but not the time of commencement of benefits) of the Participant for retiree medical, dental and life insurance benefits under the Corporation's plans, practices, programs and policies, the Participant shall be considered to have remained employed during the Separation Period and to have retired on the last day of such period;

        (ii) The Corporation shall, at its sole expense as incurred, provide the Participant with outplacement services the scope and provider of which shall be selected by the Participant in his or her sole discretion (but at a cost to the Corporation of not more than $30,000);

        (iii) The Corporation shall continue to provide the Participant with financial planning counseling benefits through the second anniversary of the Date of Termination, on the same terms and conditions as were in effect immediately before the termination or, if more favorable, on the Effective Date; and

        (iv) The Corporation will continue to provide the Executive with his or her "flexible perquisite allowance" through the Separation Period or at the option of the Participant shall transfer to the Participant, at no cost to the Participant, the title to the company car being used by the Participant as of the Date of Termination.

To the extent any benefits described in this Section 4.3(c) cannot be provided pursuant to the appropriate plan or program maintained for Employees, the Employer shall provide such benefits outside such plan or program at no additional cost (including without limitation tax cost) to the Participant. Notwithstanding the foregoing, if a group insurance carrier refuses to provide the coverage described in this Section 4.3(c) under its contract issued to the Company, or if the Company reasonably determines that the coverage required under this Section 4.3(c) would cause a welfare plan sponsored by the Company to violate any provision of the Code prohibiting discrimination in favor of highly compensated employees or key employees, the Company will use its best efforts to obtain for the Participant an individual insurance policy providing comparable coverage. However, if the Company determines in good faith that comparable coverage cannot be obtained for less than two times the premium or premium equivalent for such coverage under the Company welfare plan or plans, the Company's sole obligation under this Section 4.3(c) with respect to that coverage will be limited to paying the Participant a monthly amount equal to two times the monthly premium or premium equivalent for that coverage under the Company's plans.

    4.4  Other Benefits Payable.  The cash lump sum and continuing benefits described in Section 4.3 above shall be payable in addition to, and not in lieu of, all other accrued or vested or earned but deferred compensation, rights, options or other benefits which may be owed to a Participant upon or following termination, including but not limited to accrued vacation or sick pay, amounts or benefits payable under any bonus or other compensation plans, stock option plan, stock ownership plan, stock purchase plan, life insurance plan, health plan, disability plan or similar or successor plan, except as provided in Section 4.6 below.

    4.5  Certain Additional Payments or Reductions in Payments.

      (a)  Gross-Up or Reduction.  (i) In the event it shall be determined that any Payment would be subject to the Excise Tax, then except to the extent provided below in this Section 4.5(a), the Participant shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Participant of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Participant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

        (ii) Notwithstanding Section 4.5(a)(i), if it shall be determined that the Participant is entitled to a Gross-Up Payment pursuant to Section 4.5(a)(i) (before application of Sections 4.5(a)(ii), (iii) and (iv)), but that the Parachute Value of the Payments does not exceed 110% of the Safe Harbor Amount, then no Gross-Up Payment shall be made to the Participant and the Separation Payments, in the aggregate, shall be reduced (but not below zero) such that the Parachute Value of all Payments equals the Safe Harbor Amount, determined in such a manner as to maximize the Value of all Payments actually made to the Participant.

        (iii) If it shall be determined that the Participant is entitled to a Gross-Up Payment pursuant to Section 4.5(a)(i) and the Payments are not reduced pursuant to Section 4.5(a)(ii), but one or more of the Payments that is determined to be subject to the Excise Tax consists of the accelerated vesting of a Stock Award, then the Gross-Up Payment shall be reduced by the portion thereof that is allocable to such accelerated vesting. The allocation of the Gross-Up Payment to the individual Payments shall be made on a pro-rata basis using the methodology set forth in Q&A 38 of Proposed Treasury Regulations Section 1.280G-1 or any comparable provision of any successor proposed or final regulations under Sections 280G and 4999 of the Code.

        (iv) If it shall be determined that a Participant is entitled to receive a Gross-Up Payment after application of Sections 4.5(a)(i), (ii) and (iii), then a determination shall be made whether it is possible to reduce the Separation Payments (but not below zero) such that the Net After-Tax Amount of all the Payments (taking into account such reduction) exceeds the Net After-Tax Amount of all the Payments (not taking into account such reduction) plus the Gross-Up Payment. If such a reduction is possible, then no Gross-Up Payment shall be made and the aggregate Separation Payments shall be so reduced (but not below zero); provided, that the reduction shall be made in such a manner as to maximize the Value of all Payments actually made to the Participant.

      (b)  Procedures.  (i) All determinations required to be made under Section 4.5(a), including whether and when a Gross-Up Payment or a reduction in Separation Payments is required, the amount of such Gross-Up Payment or reduction, and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized public accounting firm selected by the Corporation (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Corporation and the Participant within 15 business days of the receipt of notice from the Participant that there has been a Payment, or such earlier time as is requested by the Corporation; provided, that if the Accounting Firm determines that a Participant's Separation Payments are required to be reduced pursuant to Section 4.5(a)(ii) or (iv), and there is a choice to be made as to which Separation Payments shall be reduced consistent with maximizing the Value of all Payments to the Participant, the Participant shall be permitted to make such choice, and the Accounting Firm shall supply the Participant with all necessary information to make an informed choice. All fees and expenses of the Accounting Firm shall be borne solely by the Corporation. Any Gross-Up Payment, as determined pursuant to this Section 4.5, shall be paid by the Corporation to the Participant within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Corporation and the Participant.

        (ii) As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Corporation to or for the benefit of a Participant pursuant to this Plan which should not have been so paid or distributed ("Overpayment") or that additional amounts which will have not been paid or distributed by the Corporation to or for the benefit of a Participant pursuant to this Plan could have been so paid or distributed ("Underpayment"), in each case, consistent with the requirements of this Section 4.5. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Corporation or the Participant which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, any such Overpayment paid or distributed by the Corporation to or for the benefit of a Participant shall be treated for all purposes as a loan to the Participant which the Participant shall repay to the Corporation together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by a Participant to the Corporation if and to the extent such deemed loan and payment would not either reduce the amount on which the Participant is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Corporation to or for the benefit of the Participant together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

        (iii) The Participant shall notify the Corporation in writing of any claim by the Internal Revenue Service that, if successful, could require the payment by the Corporation of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Participant is informed in writing of such claim and shall apprise the Corporation of the nature of such claim and the date on which such claim is requested to be paid. The Participant shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Corporation (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Corporation notifies the Participant in writing prior to the expiration of such period that it desires to contest such claim, the Participant shall:

          (A) give the Corporation any information reasonably requested by the Corporation relating to such claim,

          (B) take such action in connection with contesting such claim as the Corporation shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Corporation,

          (C) cooperate with the Corporation in good faith in order to contest such claim effectively, and

          (D) permit the Corporation to participate in any proceedings relating to such claim;

provided, however, that the Corporation shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Participant harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 4.5(b), the Corporation shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Participant to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Participant agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Corporation shall determine; provided, however, that if the Corporation directs the Participant to pay such claim and sue for a refund, the Corporation shall advance the amount of such payment to the Participant, on an interest-free basis and shall indemnify and hold the Participant harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Participant with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Corporation's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Participant shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

        (iv) If, after the receipt by the Participant of an amount advanced by the Corporation pursuant to Section 4.5(b)(iii), the Participant becomes entitled to receive any refund with respect to such claim, the Participant shall (subject to the Corporation's complying with the requirements of Section 4.5(b)(iii)) promptly pay to the Corporation the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Participant of an amount advanced by the Corporation pursuant to Section 4.5(b)(iii), a determination is made that the Participant shall not be entitled to any refund with respect to such claim and the Corporation does not notify the Participant in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.

      (c)  Definitions.  The following terms shall have the following meanings for purposes of this Section 4.5.

         (i) "Excise Tax" shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

        (ii) The "Net After-Tax Amount" of a Payment shall mean the Value of a Payment net of all taxes imposed on a Participant with respect thereto under Sections 1 and 4999 of the Code and applicable state and local law, determined by applying the highest marginal rates that are expected to apply to the Participant's taxable income for the taxable year in which the Payment is made.

        (iii) "Parachute Value" of a Payment shall mean the present value as of the date of the Combination of the portion of such Payment that constitutes a "parachute payment" under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

        (iv) A "Payment" shall mean any payment or distribution in the nature of compensation to or for the benefit of a Participant, whether paid or payable pursuant to this Plan or otherwise.

        (v) The "Safe Harbor Amount" means the maximum Parachute Value of all Payments that a Participant can receive without any Payments being subject to the Excise Tax.

        (vi) A "Separation Payment" shall mean a Payment paid or payable pursuant to this Plan (disregarding this Section 4.5).

       (vii) "Value" of a Payment shall mean the economic present value of a Payment as of the date of the Combination, as determined by the Accounting Firm using the discount rate required by Section 280G(d)(4) of the Code.

    4.6  Conditions to Payment Obligations.

      (a) Except as provided in Section 4.6(b) below, the obligations of the Corporation and the Employers to pay the Separation Benefits and the Gross-Up Payment and other payments described in Section 4.5 shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Corporation or any of its Subsidiaries may have against any Participant.

      (b) Notwithstanding any other provision of this Plan or any other plan, program, practice or policy of any Employer: (i) any cash Separation Benefits that a Participant becomes entitled to receive under Section 4.3(b) of this Plan shall be reduced (but not below zero) by the aggregate amount of cash severance, separation, or similar benefits that the Participant may be entitled to receive under any other plan, program, policy, contract, agreement or arrangement of any Employer (including without limitation the NSP Senior Executive Severance Policy), except to the extent the Participant waives his or her right thereto, and by the aggregate amount of such cash benefits or pay in lieu of notice that the Participant may be entitled to receive under applicable law; and (ii) any continued benefits that a Participant becomes entitled to receive under Section 4.3(c) of this Plan shall be provided concurrently (not consecutively) with any such benefits that such Participant may be entitled to receive under any other plan, program, policy, contract, agreement or arrangement of any Employer or applicable law (including without limitation the health continuation coverage required by Section 4980B of the Code and Section 601 et seq. of the Employee Retirement Income Security Act of 1974, as amended). In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to a Participant under any of the provisions of this Plan, nor shall the amount of any payment hereunder be reduced by any compensation earned by a Participant as a result of employment by another employer, except as specifically provided in Section 4.3(c)(i).

ARTICLE V
PARTICIPATING EMPLOYERS

    This Plan may be adopted by any Subsidiary of the Corporation. Upon such adoption, the Subsidiary shall become an Employer hereunder and the provisions of the Plan shall be fully applicable to the Employees of that Subsidiary who are Participants pursuant to Section 3.1.

ARTICLE VI
SUCCESSOR TO CORPORATION

    This Plan shall bind any successor of the Corporation, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Corporation would be obligated under this Plan if no succession had taken place.

    In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Corporation shall require such successor expressly and unconditionally to assume and agree to perform the Corporation's obligations under this Plan, in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place. The term "Corporation," as used in this Plan, shall mean the Corporation as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Plan.

ARTICLE VII
DURATION, AMENDMENT AND TERMINATION

    7.1  Duration.  This Plan shall continue in full force and effect and shall not terminate or expire until after all Participants who become entitled to any payments hereunder shall have received such payments in full and all payments and adjustments required to be made pursuant to Section 4.5 have been made.

    7.2  Amendment.  Except as provided in Section 7.1, the Plan shall not be subject to amendment, change, substitution, deletion, revocation or termination in any respect which adversely affects the rights of Participants; provided, that this Plan may be amended if and to the extent necessary to permit the use of the "pooling of interests" accounting method with respect to the Combination (assuming that such accounting method is otherwise applicable to the Combination).

    7.3  Form of Amendment.  The form of any amendment of the Plan shall be a written instrument signed by a duly authorized officer or officers of the Corporation, certifying that the amendment has been approved by the Board.

ARTICLE VIII
MISCELLANEOUS

    8.1  Indemnification.  If a Participant institutes any legal action in seeking to obtain or enforce, or is required to defend in any legal action the validity or enforceability of, any right or benefit provided by this Plan, the Corporation or the Employer will pay for all reasonable legal fees and expenses incurred (as incurred) by such Participant, regardless of the outcome of such action.

    8.2  Employment Status.  This Plan does not constitute a contract of employment or impose on the Participant or the Participant's Employer any obligation to retain the Participant as an Employee, to change the status of the Participant's employment, or to change the Corporation's policies or those of its Subsidiaries regarding termination of employment.

    8.3  Claim Procedure.  If an Employee or former Employee makes a written request alleging a right to receive benefits under this Plan or alleging a right to receive an adjustment in benefits being paid under the Plan, the Corporation shall treat it as a claim for benefit. All claims for benefit under the Plan shall be sent to the Human Resources Department of the Corporation and must be received within 30 days after termination of employment. If the Corporation determines that any individual who has claimed a right to receive benefits, or different benefits, under the Plan is not entitled to receive all or any part of the benefits claimed, it will inform the claimant in writing of its determination and the reasons therefor in terms calculated to be understood by the claimant. The notice will be sent within 90 days of the claim unless the Corporation determines additional time, not exceeding 90 days, is needed. The notice shall make specific reference to the pertinent Plan provisions on which the denial is based, and describe any additional material or information is necessary. Such notice shall, in addition, inform the claimant what procedure the claimant should follow to take advantage of the review procedures set forth below in the event the claimant desires to contest the denial of the claim. The claimant may within 90 days thereafter submit in writing to the Corporation a notice that the claimant contests the denial of his or her claim by the Corporation and desires a further review. The Corporation shall within 60 days thereafter review the claim and authorize the claimant to appear personally and review pertinent documents and submit issues and comments relating to the claim to the persons responsible for making the determination on behalf of the Corporation. The Corporation will render its final decision with specific reasons therefor in writing and will transmit it to the claimant within 60 days of the written request for review, unless the Corporation determines additional time, not exceeding 60 days, is needed, and so notifies the Participant. If the Corporation fails to respond to a claim filed in accordance with the foregoing within 60 days or any such extended period, the Corporation shall be deemed to have denied the claim.

    8.4  Validity and Severability.  The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

    8.5  Governing Law.  The validity, interpretation, construction and performance of the Plan shall in all respects be governed by the laws of Minnesota, without reference to principles of conflict of law, except to the extent pre-empted by federal law.

    8.6  Withholding.  The Corporation may withhold from any and all amounts payable under this Plan all federal, state, local and foreign taxes that may be required to be withheld by applicable laws or regulations.

XCEL ENERGY INC.

By:	Wayne H. Brunetti President and Chief Executive Officer

Schedule I

Participants

Name	Multiple
Edward J. McIntyre	2.5
Paul E. Anders	2.5
Loren L. Taylor	2.5
Gary R. Johnson	2.5
Michael D. Wadley	2.5
John A. Noer	2.5
Keith H. Wietecki	2.5
Cyndi L. Lesher	2.5
Thomas A. Micheletti	2.5
Roger D. Sandeen	2.5
Jerome L. Larsen	2.5
Grady P. Butts	2.5
Paul E. Pender	2.5
John P. Moore, Jr.	2.5
David M. Sparby	2.5

EXHIBIT A

FORM OF RELEASE AGREEMENT

    THIS AGREEMENT is entered into this  day of      , 20  by and between Xcel Energy Inc. (the "Company"), a Minnesota corporation, and            (the "Participant").

    WHEREAS, the Participant has become entitled to receive Separation Benefits under the Xcel Energy Senior Executive Severance Policy (the "Policy") on the condition that the Participant enter into this Release Agreement; and

    NOW, THEREFORE, in consideration of the Covenant Consideration, the Participant, intending to be legally bound, agrees as follows:

    1.  Acknowledgment.

    (a) The Participant understands and agrees that, in addition to the Participant's below-described exposure to the Company's Confidential Information or Trade Secrets, the Participant may, in his capacity as an employee, at times meet with the Company's customers and suppliers, and that as a consequence of using and associating with the Company's name, goodwill, and professional reputation, the Participant will be in a position to develop personal and professional relationships with the Company's past, current, and prospective customers and suppliers. The Participant further acknowledges that during the course and as a result of employment by the Company, the Participant may be provided certain specialized training or know-how. The Participant understands and agrees that this goodwill and reputation, as well as the Participant's knowledge of Confidential Information or Trade Secrets and specialized training and know-how, could be used unfairly in competition against the Company.

    (b) Accordingly, the Participant agrees that during the period of one year after the Date of Termination (the "Covenant Period"), the Participant shall not:

       (i) Directly or indirectly solicit, service, contract with, or otherwise engage any past (one (1) year prior), existing or prospective customer, client, or account who then has a relationship with the Company for current or prospective business on behalf of an individual or entity that is engaged in a Competing Business (as defined below), or on the Participant's own behalf for a Competing Business; the term "Competing Business" meaning for purposes of this clause (i) a business or enterprise that is engaged in the business of generation, purchase, transmission, distribution, or sale of electricity, or in the purchase, transmission, distribution, sale or transportation of natural gas within the States of Colorado, Kansas, Minnesota, New Mexico, North Dakota, Oklahoma, South Dakota, Texas, Wisconsin or Wyoming; and the Participant and the Company agree that this provision is reasonably enforced with reference to the foregoing states to the extent applicable to such relationships with the Company;

      (ii) Cause or attempt to cause any existing or prospective customer, client, or account, who then has a relationship with the Company for current or prospective business, to divert, terminate, limit or in any manner modify, or fail to enter into any actual or potential business relationship with the Company; and the Participant and the Company agree that this clause (ii) is reasonably enforced with reference to any geographic area applicable to such relationships with the Company; and

      (iii) Directly or indirectly solicit, employ or conspire with others to employ any of the Company's employees; the term "employ" for purposes of this clause (iii) meaning to enter into an arrangement for services as a full-time or part-time employee, independent contractor, consultant, agent or otherwise; and the Participant and the Company agree that this clause (iii) is reasonably enforced as to any geographic area.

    (c) The Participant further agrees to inform any new employer or other person or entity with whom the Participant enters into a business relationship during the Covenant Period, before accepting such employment or entering into such a business relationship, of the existence of this Agreement and give such employer, person or other entity a copy of this Agreement.

    2.  Return of Property.  The Participant agrees that upon the Date of Termination, the originals and all copies of any and all documents (including computer data, diskettes, programs, or printouts) that contain any customer information, financial information, product information, or other information that in any way relates to the Company, its products or services, its clients, its suppliers, or other aspects of its business that are in the Participant's possession shall be immediately returned to the Company. The Participant further agrees to not retain any summary of such information.

    3.  Confidential Information/Trade Secrets.

    (a) The Participant acknowledges that during the course and as a result of his or her employment, the Participant may receive or otherwise have access to, or contribute to the production of, Confidential Information or Trade Secrets. "Confidential Information or Trade Secrets" means information that is proprietary to or in the unique knowledge of the Company (including information discovered or developed in whole or in part by the Participant); the Company's business methods and practices; or information that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. It includes, among other things, strategies, procedures, manuals, confidential reports, lists of clients, customers, suppliers, past, current or possible future products or services, and information concerning research, development, accounting, marketing, selling or leases and the prices or charges paid by the Company's customers to the Company, or by the Company to its suppliers. The Participant acknowledges his continuing agreement to abide by the terms of the Company's Code of Conduct.

    (b) The Participant further acknowledges and appreciates that any Confidential Information or Trade Secret constitutes a valuable asset of the Company and that the Company intends any such information to remain secret and confidential. The Participant therefore specifically agrees that except to the extent required by the Participant's duties to the Company or as permitted by the express written consent of the Board of Directors, the Participant shall never, either during employment with the Company or at any time thereafter, directly or indirectly use, discuss or disclose any Confidential Information or Trade Secrets of the Company or otherwise use such information to his or her own or a third party's benefit.

    4.  Consideration.  The Participant and the Company agree that the above provisions of this Agreement are reasonable and necessary for the protection of the Company and its business. In exchange for the Participant's agreement to be bound by the terms of this Agreement, the Company has provided the Participant the Separation Benefits under the Policy. The Participant accepts and acknowledges the adequacy of such consideration for this Agreement.

    5.  Remedies for Breach.  The Participant acknowledges that a breach of the above provisions of this Agreement will cause the Company irreparable harm that would not be fully remedied by monetary damages. Accordingly, the Participant agrees that the Company shall, in addition to the requirement to return the Covenant Consideration to the Company and any relief afforded by law, be entitled to injunctive relief. The Participant agrees that both damages at law and injunctive relief shall be proper modes of relief and are not to be considered alternative remedies.

    6.  Release.

    (a) In consideration of the Separation Benefits, the Participant does hereby fully and completely release and waive any and all claims, complaints, causes of action or demands of whatever kind which the Participant has or may have against the Company and its predecessors, successors, subsidiaries and affiliates and all officers, employees and agents of those persons and companies arising out of any actions, conduct, decisions, behavior or events occurring to the date of his or her execution of this Release of which the Participant is or has been made aware or has been reasonably put on notice.

    (b) The Participant understands and accepts that this release specifically covers but is not limited to any and all claims, complaints, causes of action or demands of whatever kind which the Participant

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has or may have against the above-referenced released parties relating in any way to the terms, conditions and circumstances of his or her employment to date, whether based on statutory, regulatory or common law claims for employment discrimination, including but not limited to race, color, sex, age or reprisal discrimination, arising under the Federal Civil Rights Act of 1964, as amended, Executive Order 11246, the Age Discrimination in Employment Act, as amended, the Colorado Civil Rights Act, Minnesota Human Rights Act, or any other administrative order, federal or state statute or local ordinance, wrongful discharge, breach of contract, breach of any express or implied promise, misrepresentation, fraud, reprisal, retaliation, breach of public policy, infliction of emotional distress, defamation, promissory estoppel, invasion of privacy, negligence, or any other theory, whether legal or equitable; except that this release will not impair any existing rights the Participant may have under any presently existing pension, retirement or employee benefit plan of the Company.

    (c) By signing below, the Participant acknowledges that he or she fully understands and accepts the terms of this release, and represents and agrees that his or her signature is freely, voluntarily and knowingly given and that he or she has been provided a full opportunity to review and reflect on the terms of this release for at least 21 days and to seek the advice of legal counsel of his or her choice, which advice the Participant has been encouraged to obtain.

    7.  The Participant's Acknowledgment of Review; Right to Revoke.

    (a) The Participant represents that the Participant has carefully read and fully understands all provisions of this Agreement and that the Participant has had a full opportunity to review this Agreement before signing and to have all the terms of this Agreement explained to him or her by counsel.

    (b) This Agreement may be revoked by the Participant by written notice given to

    Gary Johnson
    Vice President and General Counsel
    Xcel Energy Inc.
    800 Nicollet Mall
    Suite 3000
    Minneapolis, MN 55402

within 15 business days after being signed by the Participant.

    8.  General Provisions.  The Participant and the Company acknowledge and agree as follows:

    (a) This Agreement contains the entire understanding of the parties with regard to all matters contained herein. There are no other agreements, conditions, or representations, oral or written, express or implied, with regard to such matters;

    (b) This Agreement may be amended or modified only by a writing signed by both parties;

    (c) Waiver by either the Company or the Participant of a breach of any provision, term or condition hereof shall not be deemed or construed as a further or continuing waiver thereof or a waiver of any breach of any other provision, term or condition of this Agreement;

    (d) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, "the Company" shall mean the Company and its affiliates or assigns and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise. No assignment of this Agreement shall be made by the Participant, and any purported assignment shall be null and void;

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    (e) If any court finds any provision or part of this Agreement to be unreasonable, in whole or in part, such provision shall be deemed and construed to be reduced to the maximum duration, scope or subject matter allowable under applicable law. Any invalidation of any provision or part of this Agreement will not invalidate any other part of this Agreement;

    (f)  This Agreement will be construed and enforced in accordance with the laws and legal principles of the State of Minnesota. The Participant consents to the jurisdiction of the Minnesota courts for the enforcement of this Agreement; and

    (g) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

THIS AGREEMENT IS INTENDED TO BE A LEGALLY BINDING DOCUMENT FULLY ENFORCEABLE IN ACCORDANCE WITH ITS TERMS. IF IN DOUBT, SEEK COMPETENT LEGAL ADVICE BEFORE SIGNING.

(Participant)	Date
XCEL ENERGY INC.
By
Date
Its

The Participant acknowledges that he or she has received a copy of this Agreement.

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QuickLinks

Exhibit 10.19 XCEL ENERGY SENIOR EXECUTIVE SEVERANCE POLICY Introduction
ARTICLE I ESTABLISHMENT OF PLAN
ARTICLE II DEFINITIONS
ARTICLE III ELIGIBILITY
ARTICLE IV SEPARATION BENEFITS
ARTICLE V PARTICIPATING EMPLOYERS
ARTICLE VI SUCCESSOR TO CORPORATION
ARTICLE VII DURATION, AMENDMENT AND TERMINATION
ARTICLE VIII MISCELLANEOUS
Schedule I Participants
EXHIBIT A FORM OF RELEASE AGREEMENT